As filed with the Securities and Exchange Commission on August 7, 2003

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

EPICOR SOFTWARE CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	33-0277592
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

195 Technology Drive

Irvine, California 92618-2402

(949) 585-4000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Epicor Software Corporation Amended and Restated 1999 Nonstatutory Stock Option Plan

Epicor Software Corporation Nonqualified Option Agreement

(Full title of the plans)

L. George Klaus, Chief Executive Officer

Epicor Software Corporation

195 Technology Drive

Irvine, California 92618-2402

(949) 585-4000

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

John Ireland, Esq.	Katharine A. Martin, Esq.
Epicor Software Corporation	Wilson Sonsini Goodrich & Rosati
195 Technology Drive	650 Page Mill Road
Irvine, California 92618-2402	Palo Alto, CA 94304
(949) 585-4000	(650) 493-9300

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee

Common Stock, $0.001 par value(2), to be issued under the Amended and Restated 1999 Nonstatutory Stock Option Plan	4,000,000	$7.68	(3)	$30,720,000	(3)	$2,485.25

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.001 par value (2), to be issued under a Nonqualified Option Agreement between the Registrant and Michael A. Piraino	250,000	$3.65(4)	$912,500(4)	$73.82

Total	4,250,000			$2,559.07

(1)	This Registration Statement shall also cover any additional shares of Registrant’s Common Stock that become issuable under the Amended and Restated 1999 Nonstatutory Stock Option Plan or the Nonqualified Option Agreement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without Registrant’s receipt of consideration that results in an increase in the number of Registrant’s outstanding shares of Common Stock.
(2)	The shares being registered hereby will be accompanied by the Registrant’s Series A Junior Participating preferred stock purchase rights. Until the occurrence of certain prescribed events, such rights will not be exercisable, will be evidenced by the certificates representing the Registrant’s Common Stock, and will attach to and trade only together with the Common Stock.
(3)	Computed in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq National Market on August 5, 2003, which amount was $7.68 per share.
(4)	Computed in accordance with Rule 457(h) under the Securities Act, solely for the purpose of calculating the registration fee on the basis of the exercise price per share of an option granted to Michael A. Piraino.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) and are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed with the Commission on March 31, 2003;

(b)(1)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed with the Commission on May 15, 2003;

(b)(2)	The Registrant’s Current Reports on Form 8-K filed with the Commission on February 18, 2003 (dated February 13, 2003) and July 23, 2003 (dated July 8, 2003);

(b)(3)	The Registrant’s Current Report on Form 8-K/A filed on February 20, 2003 (updated pro forma financial information through the date of acquisition is not included due to the insignificant results of operation of the Clarus Corporation product lines acquired by Epicor from October 1, 2002 through the date of acquisition, December 6, 2002); and

(c)	The description of the Registrant’s Common Stock contained in our registration statement on Form 8-A under the Exchange Act as filed with the Commission on April 14, 1994, as amended November 21, 2001.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment to the Registration Statement that indicates that all of the shares of Common Stock offered have been sold or that deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a corporation to grant or a court to award indemnification to directors and officers in terms that are sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant’s Second Restated Certificate of Incorporation, as amended, and the Registrant’s Amended and Restated Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by Delaware Law. The Registrant’s Amended and Restated Bylaws also provide that the Registrant may purchase insurance to protect any director, officer, employee or agent against any liability, whether or not the Company would have the power to indemnify such person against such liability under Delaware Law. In addition, the Registrant has entered into indemnification agreements with its directors and certain officers, pursuant to which these directors and officers are indemnified to the fullest extent permitted by the Registrant’s Second Restated Certificate of Incorporation, the Registrant’s Amended and Restated Bylaws and applicable law as the same exists or may be amended.

Pursuant to an Agreement and Plan of Reorganization (the “Merger Agreement”) between the Registrant and DataWorks Corporation dated October 13, 1998, a subsidiary of the Registrant merged into DataWorks and DataWorks became a wholly-owned subsidiary of the Registrant. Pursuant to the Merger Agreement, the Registrant agreed to cause the surviving corporation to fulfill the obligations of DataWorks pursuant to any indemnification agreements between DataWorks and its directors and officers as of the time of the merger and any indemnification provisions under DataWorks’ Certificate of Incorporation and DataWorks’ Bylaws as in effect on the date of the Merger Agreement. In addition, pursuant to the Merger Agreement, for a period of six years after the time of the merger, the Registrant agreed to cause the surviving corporation to use its commercially reasonable efforts to maintain in effect, if available, director’s and officer’s liability insurance covering those persons who were covered by DataWorks’ director’s and officer’s liability insurance policy on terms comparable to those applicable to the DataWorks director and officer insurance policy; provided, however that in no event is the Registrant or the surviving corporation required to expend in excess of 150% of the annual premium paid by DataWorks for such coverage (or such coverage as is available for such 150% of such annual premium).

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
4.1	Epicor Software Corporation Amended and Restated 1999 Nonstatutory Stock Option Plan.

4.2	Epicor Software Corporation Nonqualified Option Agreement.

5.1	Opinion of Wilson, Sonsini, Goodrich & Rosati, Professional Corporation.

23.1	Consent of Wilson, Sonsini, Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

23.2	Consent of Independent Auditors – Ernst & Young LLP.

23.3	Consent of Independent Auditors – Deloitte & Touche LLP.

23.4	Consent of Independent Auditors – KPMG LLP.

24.1	Power of attorney (included in signature page to this Registration Statement).

Item 9.    Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on August 6, 2003.

EPICOR SOFTWARE CORPORATION

By: /s/ L. GEORGE KLAUS
L. George Klaus Chairman of the Board, Chief Executive Officer and President

POWER OF ATTORNEY

We, the undersigned officers and directors of Epicor Software Corporation, do hereby constitute and appoint L. George Klaus and Michael A. Piraino, or either of them, our true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for us and in our names, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ L. GEORGE KLAUS L. George Klaus	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	August 4, 2003

/s/ MICHAEL A. PIRAINO Michael A. Piraino	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 4, 2003

/s/ HAROLD D. COPPERMAN Harold D. Copperman	Director	August 6, 2003

/s/ DONALD R. DIXON Donald R. Dixon	Director	July 31, 2003

/s/ THOMAS F. KELLY Thomas F. Kelly	Director	August 1, 2003

/s/ ROBERT H. SMITH Robert H. Smith	Director	July 31, 2003

EXHIBIT INDEX

Exhibit No.	Description

4.1	Epicor Software Corporation Amended and Restated 1999 Nonstatutory Stock Option Plan.

4.2	Epicor Software Corporation Nonqualified Option Agreement.

5.1	Opinion of Wilson, Sonsini, Goodrich & Rosati, Professional Corporation.

23.1	Consent of Wilson, Sonsini, Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

23.2	Consent of Independent Auditors – Ernst & Young LLP.

23.3	Consent of Independent Auditors – Deloitte & Touche LLP.

23.4	Consent of Independent Auditors – KPMG LLP.

24.1	Power of attorney (included in signature page to this Registration Statement).